                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             HERCULES INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                                                          NEW DIRECTIONS


[PICTURE OF FOUR PEOPLE CLIMBING A MOLECULAR STRUCTURE WHICH IS INTENDED TO SYMBOLIZE THAT HERCULES IS MOVING IN NEW DIRECTIONS]



                                [HERCULES LOGO]


                        2000 PROXY STATEMENT AND NOTICE
                       OF ANNUAL MEETING OF SHAREHOLDERS

[HERCULES LOGO]


LETTER TO SHAREHOLDERS


                                                       Hercules Incorporated
[HERCULES LOGO]                                        Hercules Plaza
                                                       1313 North Market Street
                                                       Wilmington, DE 19894-0001

                                                       March 24, 2000

Dear Shareholders:

    This past year, as a new millennium dawned for our world, will be remembered as a turning point in the life of Hercules. A new century has brought new demands on all who compete in the global economy.

    Unafraid of change, we took actions that positioned your company for long-term success. Examples abound - shedding under-performing assets, renewing our commitment to internal growth through technology, and generating sales in new geographies.

    I am proud to lead Hercules at this time. With new energy from our Mission, Vision and Values, we see many opportunities for our business and our people. We have launched new programs to drive success for the Hercules community, our shareholders, suppliers, customers and employees. Together we will seize our opportunities for growth.

    Important "New Directions" have been charted, guided by three objectives to deliver cash, to reduce debt and to grow our core businesses. Actions are underway to drive these objectives. They are indispensable to generating real returns for both our shareholders and our employees.

    Please come to our Annual Meeting on April 27. We will update you on our progress in 1999 and answer any questions you may have.

    Enclosed with the Proxy Statement are your voting card and the 1999 Annual Report. Whether you choose to vote by proxy card, telephone, or computer, please vote as soon as possible.


                                     /s/ Vincent J. Corbo
                                     -------------------------------
                                     Vincent J. Corbo
                                     Chief Executive Officer and President

                                                                  NEW DIRECTIONS

LETTER TO SHAREHOLDERS

[LETTER TO SHAREHOLDERS IN FRENCH]         [LETTER TO SHAREHOLDERS IN CHINESE]
[HERCULES LOGO]                            [HERCULES LOGO]


[LETTER TO SHAREHOLDERS IN GERMAN]         [LETTER TO SHAREHOLDERS IN SPANISH]
[HERCULES LOGO]                            [HERCULES LOGO]

[HERCULES LOGO]

                                                       Hercules Incorporated
[HERCULES LOGO]                                        Hercules Plaza
                                                       1313 North Market Street
                                                       Wilmington, DE 19894-0001


To:      Our Shareholders

Subject: Notice of 2000 Annual Meeting of Shareholders

     The Annual Meeting of Shareholders of Hercules Incorporated will be held on Thursday, April 27, 2000, at 11:00 a.m., at Winterthur Museum, Garden & Library, Winterthur, Delaware, to consider and take action on the following proposals:

    1. Re-election of four directors: Richard M. Fairbanks, III, Alan R. Hirsig, Edith E. Holiday and H. Eugene McBrayer, each for a term of three years;

    2. Ratification of PricewaterhouseCoopers LLP as independent accountants for 2000; and

    3. Transaction of other business that properly comes before the Annual Meeting.

     Shareholders of record as of February 28, 2000, will be entitled to vote at the Annual Meeting. Seating is limited. An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you can obtain an admission ticket in advance by contacting the Office of the Corporate Secretary at (800) 441-9274.

     This Proxy Statement, voting instruction card, and Hercules' 1999 Annual Report are being distributed on or about March 24, 2000.

                                      By order of the Board of Directors,



                                      /s/ Israel J. Floyd
                                      ------------------------------------
                                      Israel J. Floyd
                                      Executive Vice President, Secretary
                                      and General Counsel

                                                                  NEW DIRECTIONS


TABLE OF CONTENTS


     QUESTIONS AND ANSWERS .......................................       6

     PROPOSALS ...................................................       8

     VOTING METHODS ..............................................       9

     BOARD OF DIRECTORS ..........................................      10

     BOARD OF DIRECTORS HIGHLIGHTS ...............................      13

     HIGHLY COMPENSATED OFFICERS .................................      16

     PERFORMANCE GRAPH ...........................................      17

     HIGHLIGHTS OF THE COMPENSATION COMMITTEE ....................      18

     REPORT OF THE COMPENSATION COMMITTEE ........................      19

     STOCK OWNERSHIP OF DIRECTORS AND OFFICERS ...................      21

     SUMMARY COMPENSATION TABLE ..................................      22

     OPTION GRANTS TABLE .........................................      23

     OPTION EXERCISES AND VALUE TABLE ............................      23

     PENSION PLAN TABLE ..........................................      24

     ANNEX A - EMPLOYMENT CONTRACTS ..............................      25

[HERCULES LOGO]

QUESTIONS AND ANSWERS


Q:   WHAT AM I VOTING ON?

A: Re-election of four directors (Richard M. Fairbanks, III, Alan R. Hirsig, Edith E. Holiday and H. Eugene McBrayer); and ratification of PricewaterhouseCoopers LLP as Hercules' independent accountants (see page 8 for more details).

Q:   WHO IS ENTITLED TO VOTE?

A:   Shareholders as of the close of business on February 28, 2000 (the Record
     Date). Each share of common stock is entitled to one vote.

Q:   HOW DO I VOTE?

A: You can vote on the Internet, by telephone, or by signing and mailing your proxy card. (See your proxy card for specific instructions for Internet and telephone voting.)

Q:   HOW DOES DISCRETIONARY AUTHORITY APPLY?

A: If you sign your proxy card, but do not make any selections, you give authority to Vincent J. Corbo and Israel J. Floyd to vote on the proposals and any other matter that may arise at the Annual Meeting.

Q:   WHO WILL COUNT THE VOTES?

A: ChaseMellon Shareholder Services will tabulate the votes and act as inspector of election.

Q:   IS MY VOTE CONFIDENTIAL?

A: Yes. Only the inspector of election, ChaseMellon Shareholder Services, and certain employees of Hercules will have access to your proxy card. All comments will remain confidential, unless you ask that your name be disclosed.

Q:   WHAT SHARES ARE INCLUDED IN THE PROXY CARD?

A:   Common shares held as of February 28, 2000, (Record Date) are included.

     For employees, shares held in the Hercules automatic dividend reinvestment plan, the executive compensation plans, employee benefit plans, and shares credited to your savings plan account (held in custody by the trustee) are also included.

Q: IS THE VOTING PROCEDURE DIFFERENT IF I PARTICIPATE IN ONE OF THE EMPLOYEE SAVINGS PLANS?

A: Yes, but you still need to vote. The plan trustee will vote your shares as indicated by your voting preferences. However, if you do not vote, the plan trustee will vote your shares in proportion to the other proxies received. Shares credited to your savings plan account as of February 28, 2000 are included on your card; fractional shares are not.

Q:   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

A: Your shares are probably registered differently or are in more than one account. Vote all proxy cards to ensure that all your shares are voted. Contact our transfer agent, ChaseMellon Shareholder Services at (800) 237-9980, to have your accounts registered in the same name and address.

Q:   WHAT CONSTITUTES A QUORUM?

A: As of February 28, 2000, 106,978,004 shares of Hercules common stock were issued and outstanding. A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by proxy card, telephone, or Internet, you will be considered part of the quorum. The inspector of election will treat shares represented by a properly executed proxy as present at the Annual Meeting. Abstentions and broker non-votes will not affect the determination of a quorum.

                                                                  NEW DIRECTIONS


Q:   WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A: Approximately 3% of our common stock was held by the directors and officers as of February 28, 2000. (See page 21 for more details.)

Q:   WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?

A: Wellington Management Co. LLP (75 State Street, Boston, Massachusetts) owned 5,585,600 shares, or 5.25%, as of December 31, 1999.*

     Vanguard Windsor Funds Inc. (PO Box 2600, V37, Valley Forge, Pennsylvania) owned 5,500,600 shares, or 5.17%, as of December 31, 1999.*

     FMR Corp. (82 Devonshire Street, Boston, Massachusetts) owned 8,586,484 shares, or 7.99%, as of December 31, 1999.

     T. Rowe Price Associates, Inc. (100 E. Pratt Street, Baltimore, Maryland) owned 7,017,677 shares, or 6.6%, as of December 31, 1999.

     Capital Research & Management Company (333 South Hope Street, Los Angeles, California) owned 10,930,000 shares, or 10.3%, as of December 31, 1999.

     Merrill Lynch & Co. Inc. (250 Vesey Street, New York, New York) owned 5,644,881 shares, or 5.31%, as of December 31, 1999.

     Morgan Stanley Dean Witter (1585 Broadway, New York, New York) owned 5,613,074 shares, or 5.28%, as of December 31, 1999.

Q:   WHEN ARE THE SHAREHOLDER PROPOSALS DUE FOR THE YEAR 2001 ANNUAL MEETING?

A: To be included in next year's proxy statement, shareholder proposals must be submitted in writing by November 19, 2000, to Israel J. Floyd, Esq., Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001. If any stockholder proposal is submitted after February 2, 2001, the Board will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in the proxy statement.

Q:   HOW DOES A SHAREHOLDER NOMINATE A DIRECTOR OF HERCULES?

A: Submit a written recommendation (accompanied by a notarized statement from the nominee indicating willingness to serve if elected and principal occupations or employment over the past five years) to the Chairman of the Nominating Committee, c/o Corporate Secretary, Hercules Incorporated, Hercules Plaza, 1313 North Market Street, Wilmington, DE 19894-0001.

Q:   WHAT ARE THE SOLICITATION EXPENSES?

A: ChaseMellon Shareholder Services was hired to assist in the distribution of proxy materials and solicitation of votes for $10,000, plus out-of-pocket expenses.

     Hercules will reimburse stockbrokers and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock.


* As of December 31, 1999, Wellington Management Co. LLP ("Wellington"), in its capacity as investment adviser, may be deemed to have beneficial ownership of 5,585,600 shares, of the common stock of the Company. Such shares are owned by numerous investment advisory clients of Wellington, of which Vanguard Windsor Fund is known to have beneficial ownership of more than five percent of that class of securities of the Company.

[HERCULES LOGO]

PROPOSALS

1.   RE-ELECTION OF DIRECTORS

Nominees for re-election this year are:

     - Richard M. Fairbanks, III (director since 1993)
     - Alan R. Hirsig (director since 1998)
     - Edith E. Holiday (director since 1993)
     - H. Eugene McBrayer (director since 1992)

Each has consented to serve a three-year term. (See page 10 for biographical information.)

If any director is unable to stand for re-election, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director.

The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is required to elect a director. We recommend a vote "FOR" each of the nominees.

2. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR
2000

The Audit Committee and the Board believe that PricewaterhouseCoopers LLP ("PWC") has invaluable knowledge about Hercules. Partners and employees of PWC are periodically changed, providing Hercules with new expertise and experience. Representatives of PWC have direct access to the Audit Committee and regularly attend the Audit Committee's meetings. Representatives of PWC will attend the Annual Meeting to answer questions.

The affirmative vote of the majority of shares present in person or by proxy, and entitled to vote at the Annual Meeting is required to ratify PWC as independent accountants for 2000. We recommend a vote "FOR" the ratification of PricewaterhouseCoopers LLP as independent accountants.

                                                                  NEW DIRECTIONS


VOTING METHODS

YOU HAVE THE RIGHT TO VOTE AND TO REVOKE YOUR PROXY ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.


                                                             COMPUTER VOTING
                                                          [GRAPHIC OF COMPUTER]


  1.  Go to the website address on your proxy card.
  2.  Enter your Control Number.
  3.  Mark your selections.
  4.  Click on "register vote".


                                                             TELEPHONE VOTING
                                                          [GRAPHIC OF TELEPHONE]

  1.  Dial the telephone number indicated on your proxy card.
  2.  Enter your Control Number.
  3.  Follow voice prompts.


                                                            PROXY CARD VOTING
                                                          [GRAPHIC OF MAIL SLOT]

  1.  Mark your selections.
  2.  Date and sign your name exactly as it appears on your card.
  3.  Mail it in the return envelope.

[HERCULES LOGO]


BOARD OF DIRECTORS - STANDING FOR RE-ELECTION


Mr. Fairbanks, age 59, is president and CEO, Center for Strategic & International Studies. He was Ambassador-at-Large under President Reagan. He is a member of the board of directors of SEACOR Smit, Inc., GATX Corporation, and SPACEHAB, Inc.; member, Council on Foreign Relations, Council of American Ambassadors; and founder, The American Refugee Committee of Washington.


[PHOTO OF RICHARD M. FAIRBANKS, III]
RICHARD M. FAIRBANKS, III - Director since 1993

Mr. Hirsig, age 60, is retired president and CEO of ARCO Chemical Company, which was bought by Lyondell Chemical Company. He is a director of Philadelphia Suburban Corporation, Celanese A.G., and Checkpoint Systems Corporation. Additionally, he is a director or trustee of Bryn Mawr College, Curtis Institute of Music, Rosenbach Museum and Library, as well as a chairman of the YMCA of Philadelphia. Mr. Hirsig served as past chairman of the Chemical Manufacturers Association.


[PHOTO OF ALAN R. HIRSIG]
ALAN R. HIRSIG - Director since 1998


Ms. Holiday, age 48, is an attorney. She was assistant to the President of the United States and Secretary of the Cabinet from 1990 until early 1993 and served as general counsel of the U.S. Treasury Department from 1989 through 1990. She served as counselor to the Secretary of the Treasury and Assistant Secretary for Public Affairs and Public Liaison, U.S. Treasury Department from 1988 to 1989. Ms. Holiday is a director of Amerada Hess Corporation, H. J. Heinz Company, Beverly Enterprises, Inc., RTI International Metals, Inc., and director or trustee of various investment companies in the Franklin Templeton Group of Funds.


[PHOTO OF EDITH E. HOLIDAY]
EDITH E. HOLIDAY - Director since 1993


Mr. McBrayer, age 68, retired as president of Exxon Chemical Company in January 1992, after 37 years of service. He is a former chairman of the board of the Chemical Manufacturers Association.


[PHOTO OF H. EUGENE MCBRAYER]
H. EUGENE MCBRAYER - Director since 1992

                                                                  NEW DIRECTIONS


BOARD OF DIRECTORS - RETIRING FROM HERCULES


Mr. Elliott, age 58, is chairman of Hercules Incorporated and was CEO until June 30, 1999. As announced in April, 1999, Mr. Elliott will retire from Hercules and resign as chairman on March 31, 2000. In 1995, Mr. Elliott held the position of executive vice president and chief financial officer, and later that year was named president and chief operating officer. Mr. Elliott joined Hercules in 1991 from Engelhard Corporation. Mr. Elliott is a director of Computer Task Group, PECO Energy Company, and Wilmington Trust Company.


[PHOTO OF R. KEITH ELLIOTT]
R. KEITH ELLIOTT - Director since 1991


BOARD OF DIRECTORS - CONTINUING AS DIRECTORS

Dr. Corbo, age 56, is CEO and president of Hercules Incorporated. As announced in April, 1999, he will become chairman on April 1, 2000. In 1997, Dr. Corbo was appointed president and chief operating officer. He assumed his current position on July 1, 1999. He held positions in research engineering and business management, including executive vice president, responsible for worldwide Technology and the Paper Technology and Fibers businesses in 1996; group vice president and president, Food & Functional Products in 1993, and Materials in 1992.

Dr. Corbo is on the advisory board of Georgia Institute of Technology College of Sciences and serves on the advisory councils of the Department of Chemical Engineering and the Department of Mechanical and Aerospace Engineering at Princeton University; and he is on the Engineering College Advisory Council of the University of Delaware. He is a trustee of the Christiana Care Corporation. He serves on the Governor's Corporate Leaders Council of the Boys & Girls Clubs of Delaware. Dr. Corbo is immediate past president of OperaDelaware. Dr. Corbo serves on The Business Roundtable. He is on the board of trustees and Finance Committee of the Delaware Symphony Orchestra, and the Executive Committee and the board of trustees of The Grand Opera House.



[PHOTO OF VINCENT J. CORBO]
VINCENT J. CORBO - Director since 1997


Mr. Drosdick, age 56, is president and COO of Sunoco, Inc., an independent petroleum refiner-marketer in the United States. Mr. Drosdick was president of Ultramar Corporation from 1992 to 1996. He is a director of Sunoco, Inc., and serves on the board of trustees of the Philadelphia Museum of Art and Villanova University.



[PHOTO OF JOHN G. DROSDICK]
JOHN G. DROSDICK - Director since 1998

[HERCULES LOGO]


Professor Jahn, age 69, has taught at Princeton University, Department of Mechanical and Aerospace Sciences since 1962. He was Dean of the School of Engineering and Applied Science at Princeton, 1971-1986. Professor Jahn is a trustee, fellow, and a member of several academic and professional societies. He is vice president and a founding member of the Society for Scientific Exploration.


[PHOTO OF ROBERT G. JAHN]
ROBERT G. JAHN - Director since 1985


Mr. Kelley, age 68, is the retired chairman and CEO of The Perkin-Elmer Corporation, a manufacturer of biotechnology instrumentation and systems. He is a member of the boards of directors of Alliant Techsystems Inc. and Prudential Insurance Co. of America.


[PHOTO OF GAYNOR N. KELLEY]
GAYNOR N. KELLEY - Director since 1989


Mr. MacDonald, age 58, is a principal in Amelia Investment Corp. (AIC), a private investment firm dedicated to the acquisition and development of small- to medium-sized industrial manufacturing and distribution companies. Prior to AIC, he was a principal in Island Capital Corporation, a similar firm, and managing director, Global Corporate Finance, Bankers Trust Company. He is also a director of Gaylord Container Corporation.



[PHOTO OF RALPH L. MACDONALD, JR.]
RALPH L. MACDONALD, JR. - Director since 1989


Mr. McCausland, age 50, is chairman and CEO of Airgas, Inc. (a distributor of industrial, medical, and specialty gases and related equipment), a company he founded in 1982. He served as general counsel for MG Industries, Inc., an industrial gas producer. He was a partner in the firm of McCausland, Keen & Buckman which specialized in mergers, acquisitions, and financings. He is a director of the Independence Seaport Museum and The Eisenhower Exchange Fellowships.


[PHOTO OF PETER MCCAUSLAND]
PETER MCCAUSLAND - Director since 1997

                                                                  NEW DIRECTIONS


Mr. Shober, age 66, is a private investor. He served as vice chairman of the board of directors of Penn Virginia Corporation, a natural resources company, from 1992 to 1996. Mr. Shober is a director of Airgas, Inc., Anker Coal Company, C&D Technologies, Inc., Ensign Bickford Industries, Inc., First Reserve Corporation, MIBRAG mbH, Penn Virginia Corporation, and several other organizations including The Eisenhower Exchange Fellowships.



[PHOTO OF JOHN A. H. SHOBER]
JOHN A. H. SHOBER - Director since 1998


Ms. Sneed, age 52, is executive vice president, president E Commerce Division, Kraft Foods, Inc., the nation's largest packaged foods company. She joined General Foods in 1977 and has held a variety of management positions, including vice president, Consumer Affairs; senior vice president and president, Foodservice Division; executive vice president and general manager, Desserts Division; executive vice president and general manager, Dinners and Enhancers Division; and senior vice president, Marketing Services and chief marketing officer. She is also a director of Airgas, Inc.



[PHOTO OF PAULA A. SNEED]
PAULA A. SNEED - Director since 1994


BOARD OF DIRECTORS - HIGHLIGHTS

BOARD COMPENSATION

- Employee directors receive no additional compensation other than their normal salary for serving on the Board or its Committees.

-    During 1999, nonemployee directors received:

     --   Right to defer compensation in exchange for restricted stock;

     --   $23,000 annual fee;

     --   $1,000 for each meeting attended;

     --   $3,000 for chairing a committee;

     --   $1,000 per day for special assignments;

     --   Reimbursement for out-of-pocket expenses.

ANNUAL BOARD EVALUATION

- Solicited and reviewed written commentary from all members regarding critical duties and matters and quality of performance

-    Conducted peer evaluation of performance

-    Increased communication between members and management

NONEMPLOYEE DIRECTOR PROGRAMS (see page 15)

- Nonemployee Director Stock Accumulation Plan (deferral capability and option grants)

-    Equity Award Program (one time award if director makes a purchase)

- Restricted Stock Units Program (one-time grant at joining -- long-term vesting)

- Charitable Award Program (life insurance with beneficiary being a designated charity)

[HERCULES LOGO]


STOCK OWNERSHIP
(as of February 28, 2000)


                        STOCK OWNERSHIP FOR NONEMPLOYEE
                             DIRECTORS (AS A GROUP)

  RSUS      RESTRICTED        COMMON        OPTIONS
13,922        75,029          119,480       246,000


  BOARD MEMBERS

  R. K. Elliott, Chair
  V. J. Corbo
  J. G. Drosdick
  R. M. Fairbanks, III
  A. R. Hirsig
  E. E. Holiday
  R. G. Jahn
  G. N. Kelley
  R. L. MacDonald, Jr.
  H. E. McBrayer
  P. McCausland
  J. A. H. Shober
  P. A. Sneed


  13 Meetings Held in 1999


                                COMMITTEE MEMBERS


         AUDIT

  H. E. McBrayer, Chair
  A. R. Hirsig
  R. L. MacDonald, Jr.
  J. A. H. Shober


  4 Meetings Held in 1999


      COMPENSATION

  G. N. Kelley, Chair
  J. G. Drosdick
  P. McCausland
  P. A. Sneed


  9 Meetings Held in 1999


        EMERGENCY

  V. J. Corbo, Chair
  R. G. Jahn, Vice Chair
  J. G. Drosdick
  A. R. Hirsig
  P. McCausland
  J. A. H. Shober


  1 Meeting Held in 1999


         FINANCE

  R. L. MacDonald, Chair
  V. J. Corbo
  R. M. Fairbanks, III
  E. E. Holiday
  P. A. Sneed


  4 Meetings Held in 1999


       INTERNATIONAL

  R. M. Fairbanks III, Chair
  E. E. Holiday
  H. E. McBrayer
  J. A. H. Shober


  1 Meeting Held in 1999


       NOMINATING

  E. E. Holiday, Chair
  J. G. Drosdick
  R. G. Jahn
  G. N. Kelley
  P. McCausland


  5 Meetings Held in 1999


  SOCIAL RESPONSIBILITY

  P. A. Sneed, Chair
  V. J. Corbo
  A. R. Hirsig
  R. G. Jahn


  4 Meetings Held in 1999


     TECHNOLOGY

  R. G. Jahn, Chair
  V. J. Corbo
  R. K. Elliott
  A. R. Hirsig
  G. N. Kelley
  H. E. McBrayer


  4 Meetings Held in 1999

                                                                  NEW DIRECTIONS


BOARD COMMITTEES

AUDIT: Reviews and discusses auditing, accounting, financial reporting, and internal control functions with management. Recommends our independent accountant, reviews its services and receives written disclosures from the independent auditors. Our Audit Committee is governed by a charter. All members are nonemployee directors.

COMPENSATION: Administers executive compensation programs, policies, and practices. Acts in an advisory role on employee compensation. All members are nonemployee directors.

EMERGENCY: Limited powers to act on behalf of the Board whenever the Board is not in session. Meets only as needed and acts only by unanimous vote. If any nonemployee director wants a matter to be addressed by the Board rather than the Emergency Committee, then such matter is submitted to the Board.

FINANCE: Reviews Hercules' financial affairs. Has full and final authority on certain financial matters. Serves as the named fiduciary for all of Hercules' employee benefit plans.

INTERNATIONAL COMMITTEE: Reviews Hercules' international business, programs and activities with a focus on opportunities for expansion.

NOMINATING: Considers and recommends nominees for election as directors and officers. Conducts and reviews the Board Evaluation. All members are nonemployee directors.

SOCIAL RESPONSIBILITY: Reviews Hercules' policies, programs and practices on equal employment opportunity; environmental, safety, and health matters; ethics; and community affairs.

TECHNOLOGY: Reviews the strategic direction of Hercules' intellectual property, research and development, and emerging technologies.

BOARD OF DIRECTORS - OTHER INFORMATION

NONEMPLOYEE DIRECTOR PROGRAMS

NONEMPLOYEE DIRECTOR STOCK ACCUMULATION PLAN.
Directors can defer all or part of their compensation in exchange for stock (restricted until retirement from the Board) at 85% of the fair market value of such stock on the date of exchange.

Each director annually receives a nonqualified stock option to purchase 3,000 shares of common stock. The option price is the fair market value of the common stock on the date of grant. As each nonemployee director received an accelerated grant of 9,000 stock options in 1998 in lieu of any annual stock option grant for the next three years, no grant was made during 1999. Vesting occurs in three equal annual increments beginning one year after the grant date.

EQUITY AWARD. A director has a single opportunity to purchase 750 shares of common stock at fair market value when first elected to the Board. Upon the purchase, Hercules awards an additional 1,500 shares that cannot be transferred until retirement or resignation from the Board.

RESTRICTED STOCK UNITS. Upon election to the Board, each director receives 1,100 restricted stock units, which are placed in an unfunded account where they accrue dividend equivalents and interest. Each unit represents the right to receive one share of Hercules stock at retirement. Units do not carry any voting rights. Of these units, 200 immediately vest. Thereafter, for every year served on the Board, 100 additional units vest (up to a maximum of nine years). Upon retirement from the Board, all vested units are paid in shares in a lump sum or spread over a period not to exceed ten years.

CHARITABLE AWARD PROGRAM. This program is designed to promote charitable giving. It is available to directors and is funded by life insurance policies on directors. Upon the retirement or death of a director, Hercules will donate common stock, with an expected aggregate value of $1,000,000, to one or more designated charitable institutions over a ten-year period. The actual number of shares delivered to the charitable institutions will be based on a projected share price growth. The first installment will be paid immediately after the director's retirement or death, but no sooner than April 1, 2001.

Directors derive no financial benefit from this program since all charitable deductions accrue solely to Hercules. Furthermore, the insurance funding is structured so that the program results in nominal cost to Hercules over time.

[HERCULES LOGO]


HIGHLY COMPENSATED OFFICERS


[PHOTO OF R. KEITH ELLIOTT]
R. KEITH ELLIOTT
Chairman*


[PHOTO OF VINCENT J. CORBO]
VINCENT J. CORBO
Chief Executive Officer and President**

                                       Other Annual
                  Salary      Bonus    Compensation        Restricted Stock(1)
R. K. Elliott     825000        0        135543                     0
V. J. Corbo       721878        0        160697             3,548,500
G. MacKenzie      359170        0         20910                893000
D. W. DiDonna     357420        0         27508                893000
L. Rankin         362984        0           104                893000
H. J. Tucci       341670        0         72618                893000

* Until June 30, 1999, Mr. Elliott was Chief Executive Officer and Chairman. Will retire on March 31, 2000.

**  Until June 30, 1999, Dr. Corbo was Chief Operating Officer and President.

(1) Special award that will vest only if Hercules stock price reaches $50 within 3 years after the date of grant.


[PHOTO OF GEORGE MACKENZIE]
GEORGE MACKENZIE
Executive Vice President and Chief Financial Officer



[PHOTO OF DOMINICK W. DIDONNA]
DOMINICK W. DIDONNA
Executive Vice President and President, Process Chemicals and Services Segment



[PHOTO OF LARRY V. RANKIN]
LARRY V. RANKIN
Executive Vice President, and President, Functional Chemicals Segment



[PHOTO OF HARRY J. TUCCI]
HARRY J. TUCCI
Executive Vice President and Chief Development Officer

                                                                  NEW DIRECTIONS


PERFORMANCE GRAPH


                   Comparison of Five-Year Cumulative Return*

                                 "1994"   "1995"    "1996"    "1997"     "1998"    "1999"
Hercules Incoporated
(NYSE Trading symbol HPC)         100     149.11    116.35    137.49     76.96      81.71
S&P 500                           100     137.58    169.17    225.60    290.08     351.12
S&P Specialty Chemical Index      100     131.43    134.81    166.93    142.17     157.37
S&P Chemical                      100     130.63    172.58    212.11    193.19     252.70

Assumes $100 invested on December 31, 1994.
* Total return assumes reinvestment of dividends.

[HERCULES LOGO]


HIGHLIGHTS OF THE COMPENSATION COMMITTEE

                             COMPENSATION PHILOSOPHY

  -  Link executive compensation with shareholder returns

  -  Encourage substantial stock ownership for executives

  -  Attract and retain talented employees through competitive compensation


                        EXECUTIVE COMPENSATION STRUCTURE

  -  Base pay

  -  Annual incentive

  -  Long-term incentive

  -  Recognition awards


                          MESSRS. ELLIOTT'S AND CORBO'S
                                1999 TARGET BONUS

  -  80% based on corporate performance

  -  20% based on individual accountabilities


                           STOCK OWNERSHIP GUIDELINES

  -  CEO: 5 times salary plus target bonus

  -  Executive Committee: 3 times salary plus target bonus

  -  Senior Management: 2 times salary plus target bonus


                         EMPLOYEE STOCK AND COMPENSATION
                                    PROGRAMS

  -  Broadbased employee incentive plan

  -  Employee Stock Purchase Plan

  -  401(k) Plan

  -  Option Advantage

  -  Accountability system and awards

                                                                  NEW DIRECTIONS


REPORT OF THE COMPENSATION COMMITTEE


COMPENSATION PHILOSOPHY

Our executive compensation philosophy is designed to support a profitable growth oriented business strategy. Our programs are structured to motivate management to create sustained shareholder value by:

- Linking total executive compensation with the returns realized by shareholders;

- Aligning the interests of management and shareholders through substantial stock ownership for executives; and

- Ensuring the continued growth and performance of Hercules by attracting, motivating and rewarding talented executives and employees through competitive compensation.

Hercules' compensation program focuses on specific corporate goals that are generally believed to reflect measures (such as earnings per share and return on shareholders' equity) related to shareholders' total return. In addition to these measures, shareholders' total return is viewed in light of conditions in the specialty chemical industry, general economy and the stock market.

OUR EXECUTIVE COMPENSATION PROGRAM CONSISTS OF:

-    Base pay,

-    Annual incentives,

-    Long-term incentives, and

- Special awards in recognition of extraordinary achievement or significant appointments.

We continue to target annual compensation levels (salary plus target annual incentive) to reflect the 50th percentile of the compensation practices of similarly sized chemical and specialty chemical companies. Target long-term incentives are set to reflect the 65th percentile of the compensation practices of comparable companies.

DETERMINATION OF BASE PAY

Base pay is determined by individual performance and comparisons to similar positions in chemical, specialty chemical, and general industry companies, including those designated in the Standard & Poor's Chemical and Specialty Chemical Indices.

As a result of the BetzDearborn acquisition in October 1998, which doubled the size of the company, the Compensation Committee re-evaluated the compensation levels and made adjustments so that salaries would be competitive with other companies of similar size. As a result, in January 1999, Mr. Elliott's salary was increased to $825,000. Upon Dr. Corbo's promotion to CEO effective July 1, 1999, his salary was increased to $825,000.

DETERMINATION OF ANNUAL INCENTIVE

Our Management Incentive Compensation Plan is based on the achievement of predetermined financial, corporate, business or corporate staff unit, and individual goals. For 1999, corporate and unit performance was measured by Hercules' earnings per share (EPS), cash flow and earnings before interest, tax, depreciation, and amortization (EBITDA) against business plan goals established at the beginning of the year.

Individual performance is measured primarily by results achieved compared to objectives agreed to at the start of the year. For the CEO and other executive officers, the Compensation Committee reviews these individual objectives and the results achieved and compensation payouts are determined based on actual performance.

The Plan provides that no payouts will occur unless certain minimum levels of performance are exceeded, nor will more than 200% of the total target pool be paid upon achievement of outstanding performance. Incentive awards are paid in a combination of cash (up to target amount) and restricted stock (above target amount). At target payout levels, the Compensation Committee intends executive total compensation to be at competitive market levels. Above target performance levels would result in above market payout levels.

The following financial measures and their weightings were set at the beginning of 1999:

-    Earnings per share (EPS) - 40%,

-    Cash flow - 20%, and

-    Earnings before interest, tax, depreciation and amortiza- tion (EBITDA) -
     40%.

ANNUAL INCENTIVE PAYOUT LEVEL FOR 1999

Pursuant to the terms of the Management Incentive Compensation Plan, the management earned a below target payout. However, in light of Hercules' financial performance for 1999, the management recommended and the Compensation Committee agreed that there would be no incentive award pool or incentive awards for 1999.

LONG-TERM INCENTIVES

The focus of the Long-Term Incentive Compensation Plan is to increase shareholder value. Under this Plan, the Compensation Committee grants stock and/or stock options that vest at predetermined intervals and/or on an accelerated basis upon the achievement of predetermined performance objectives.

The Compensation Committee also approves specific awards for officers and other key employees. The Plan permits the CEO to approve all awards for other

[HERCULES LOGO]


eligible employees.

Performance options granted in 1996 completed a three-year performance period in 1999. The Compensation Committee determined that the performance options remain unvested and will not vest until performance targets are achieved or 9 1/2 years from the date of grant.

In 1999, the Compensation Committee granted options to Messrs. DiDonna, Rankin and Tucci. These options vest in 40%, 40%, and 20% increments on the first three anniversaries of the grant date. In determining the magnitude and structure of these option grants, the Compensation Committee considered competitive compensation, the number of stock options previously granted, current and future accountabilities, and the responsibilities of the executives.

The Compensation Committee also granted performance options to Messrs. DiDonna, Rankin, and Tucci with a normal vesting period of 9 1/2 years. Vesting will be accelerated if Hercules stock price exceeds certain target prices (based on a 12% annual compounded growth rate).

Under the terms of Dr. Corbo's 1998 employment agreement for the position of chief operating officer, he received 112,500 performance accelerated stock options in September 1999. These options will normally vest 9 1/2 years from the date of grant, but the vesting may be accelerated if Hercules stock price exceeds certain target prices (based on a 12% annual compounded growth rate).

Continuing our practice of performance based pay, the CEO and each of the other named executive officers received performance shares when they assumed their new roles and responsibilities. These shares will vest only when Hercules stock price closes at or above $50.00 either for five consecutive trading days or for 10 trading days in any 20-day period. Should Hercules stock price not reach either of these targets within three years from the date of grant, the shares will be forfeited.

STOCK OWNERSHIP GUIDELINES

In 1997, we established formal stock ownership guidelines for our executives. The guidelines reinforce our practice of encouraging our executives to hold Hercules stock and to closely link their interests with those of our shareholders.

The guidelines specify stock ownership as a multiple of base salary plus target bonus for the following levels:

  Chief Executive              5 times salary plus
  Officer:                     target bonus

  Hercules Executive           3 times salary plus
  Committee:                   target bonus

  Senior Management:           2 times salary plus
                               target bonus

RESPONSE TO IRS LIMITS ON DEDUCTIBILITY OF COMPENSATION

Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to a Named Executive Officer is not deductible unless it is performance based and satisfies the conditions of the available exemption (including shareholder approval). Base salary does not qualify as performance-based compensation under Section 162(m). The Compensation Committee evaluates the executive compensation programs from time to time to determine whether to take the actions necessary to minimize the amount of compensation that is not tax deductible.

Option grants made to the Chief Executive Officer and each of the other Named Executive Officers qualify for deductibility under Section 162(m). Other annual incentive awards and shares associated with long-term incentive awards made to the Chief Executive Officers are subject to performance objectives, but may not satisfy all conditions of a Section 162(m) exemption. The Compensation Committee will continue to monitor the effect of Section 162(m).

COMPENSATION PHILOSOPHY EXTEND TO EMPLOYEES

Our philosophy of linking shareholder interest to the interests of our executives is extended to our employees.

In 1999, we granted almost 1 million stock options to our middle management employees on a worldwide basis. We believe that options reflect our focus on the future and on growth. They are not only an excellent way to provide our employees with a substantial opportunity, but also ties their efforts and their financial success to our key goals.

In most areas of the world, our employees are encouraged to build ownership in Hercules stock by participating in our Employee Stock Purchase Plan. Employees can purchase stock quarterly at a 15% discount through payroll deduction. Further, U.S. employees who participate in the 401(k) Savings and Investment Plan receive their company match in the form of Hercules stock. This contribution must remain in stock until the account is paid out or until the employee reaches retirement age.

Our accountability system provides a link between compensation and Hercules overall performance. This goal setting and measurement system provides direction and guidance in efforts that will best support the business and corporate objectives. Outstanding performance against accountabilities is recognized in the form of cash and stock option awards.

Compensation Committee

G. N. Kelley, Chair

J. G. Drosdick

P. McCausland

P. A. Sneed

                                                                  NEW DIRECTIONS


STOCK OWNERSHIP OF DIRECTORS AND OFFICERS


Compliance With Section 16(a) Reporting: The rules of the Securities and Exchange Commission require that Hercules disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. Form 3 and Form 4 Reports were timely filed. Due to unexpected personnel changes, Form 5 Reports (Annual Reports) were filed late. Such Form 5 Reports covered awards of stock and stock options and sales of stock for payment of taxes related to such awards.


               BENEFICIAL OWNERSHIP CHART AS OF FEBRUARY 28, 2000

                                                             Shares            Options
                                                          Beneficially        Exercisable        Restricted       Percent of
                  Name                                       Owned(1)       Within 60 Days       Stock Units        Shares
----------------------------------------------------------------------------------------------------------------------------
  R. K. Elliott, Director and Officer                        232,107            688,000             40,000             *
  V. J. Corbo, Director and Officer                          222,882             75,200             94,330             *
  D. W. DiDonna, Officer                                      44,275             91,200                  0             *
  J. G. Drosdick, Director                                     9,423             12,000              1,100             *
  R. M. Fairbanks, III, Director                              12,088             27,000              1,253             *
  A. R. Hirsig, Director                                       6,554             12,000              1,100             *
  E. E. Holiday, Director                                      3,999             24,000              1,376             *
  R. G. Jahn, Director                                        14,236             33,000                  0             *
  G. N. Kelley, Director                                       7,494             24,000              2,185             *
  R. L. MacDonald, Jr., Director                              15,421             33,000              1,928             *
  G. MacKenzie, Officer                                       99,986            106,820             10,321             *
  H. E. McBrayer, Director                                    77,324             30,000              1,527             *
  P. McCausland, Director                                      7,784             15,000              1,100             *
  L. V. Rankin, Officer                                       91,230             30,000                  0             *
  J. A. H. Shober, Director                                    5,250             12,000              1,100             *
  P. A. Sneed, Director                                       11,925             24,000              1,253             *
  H. J. Tucci, Officer                                       104,025            158,300                  0             *
  Directors and Officers as a Group(33)                    1,213,811          1,702,950            158,573            3%

*    Less than 1% of Hercules' outstanding shares of common stock.

(1) Includes shares, as of February 28, 2000, in the Savings and Investment Plan as follows: R. K. Elliott, 25,224; V. J. Corbo, 3,063; D. W. DiDonna, 914; G. MacKenzie, 3,041; L. V. Rankin, 10,200; and H. J. Tucci, 5,328; and all directors and officers as a group, 75,143.

     Includes shares with restrictions and forfeiture risks as specified under the Long-Term Incentive Compensation Plan: R. K. Elliott, 138,304; V. J. Corbo, 201,159; D. W. DiDonna, 39,747; G. MacKenzie, 59,171; L. V. Rankin, 53,472; and H. J. Tucci, 62,195; and all directors and officers as a group, 755,173. Owners have the same voting and dividend rights as do other shareholders of Hercules, except for the right to sell or transfer.

     Included in the nonemployee directors' totals is the one-time equity award described on page 15.

     Mr. Kelley's total includes 1,594 shares that he holds jointly with his spouse.

[HERCULES LOGO]


SUMMARY COMPENSATION TABLE FOR 1999

                                                                                                LONG-TERM
                                              ANNUAL COMPENSATION                           COMPENSATION AWARDS
---------------------------------------------------------------------------------------------------------------------------------
  NAME AND POSITION                  YEAR     SALARY     BONUS     OTHER    RESTRICTED    OPTIONS    INCENTIVE      ALL OTHER
                                                ($)       ($)      ($)(1)   STOCK(2)($)   (SHARES)   PAYOUTS($)    COMPENSATION(3)
---------------------------------------------------------------------------------------------------------------------------------
   R. K. Elliott                     1999     825,000      0      135,543         0           0           0            81,224
   Chairman                          1998     750,000   530,880    89,049         0        300,000        0            80,170
                                     1997     750,000   910,000    70,106    3,770,000        0       2,433,671        34,300

   V. J. Corbo                       1999     721,878      0      160,679    3,548,500     112,500        0           102,116
   Chief Executive Officer           1998     494,273   320,000    90,493    2,367,602        0           0            93,048
   and President                     1997     433,334   550,000    43,064    1,306,153     150,000        0            66,061

   G. MacKenzie                      1999     359,170      0       20,910      893,000        0           0            37,470
   Executive Vice President          1998     271,670   200,000    19,514         0        160,000        0            37,581
    and Chief Financial Officer      1997     260,004   468,000     4,043      607,960        0         608,393        23,591

   D. W. DiDonna                     1999     357,420      0       27,508      893,000      33,375        0             9,669
   Executive Vice President, and     1998     260,402   120,000    11,260         0        181,375        0             7,855
   President, Process Chemicals      1997     226,984   190,000     2,421         0         48,125        0             7,366
   and Services Segment

   L. V. Rankin                      1999     362,984      0         104       893,000      59,375        0             5,536
   Executive Vice President, and     1998(4)   87,558    52,532       0           0            0          0               0
   President, Functional Chemicals
   Segment

   H. J. Tucci                       1999     341,670      0       72,618      893,000      33,000        0            29,966
   Executive Vice President and      1998     245,850   185,000    18,707       50,083     175,000        0            27,369
   Chief Development Officer         1997     235,020   142,515    26,418       17,050      50,000        0            18,601

(1) Includes $32,332 for retention of tax counsel for Mr. Elliott; $15,737 for use of the company plane and $22,500 for club dues for Dr. Corbo; and $37,616 for enhanced benefits for Mr. Tucci.

(2) These values are determined by multiplying the number of shares of restricted stock awarded by the closing market price of Hercules' common stock on the date of grant and subtracting the consideration, if any, paid by the executive officer. Dividends may be paid on a current basis or accrued.

     The number and value (determined by taking the number of shares of restricted stock multiplied by the year-end closing market price, $27.875, net of any consideration paid) of aggregate restricted stock holdings is shown below. Included in the chart are restricted shares that each executive officer purchased under the terms of the Hercules Long-Term Incentive Compensation Plan as well as shares that have been granted outright. The aggregate amount paid for restricted shares by executive officers was $7,807,670.

                                                                  (3) MAJOR COMPONENTS OF ALL OTHER COMPENSATION INCLUDE:
                     AGGREGATE RESTRICTED                     COMPANY MATCH            DIVIDEND & INTEREST CREDITS   PREMIUM PAID
                            SHARES          NET VALUE   (DEFINED CONTRIBUTION PLANS)         ON STOCK OPTIONS       (LIFE INSURANCE)
-----------------------------------------------------------------------------------------------------------------------------------
  R. K. Elliott             188,087        $2,391,905           $65,085                             0                   $16,139
  V. J. Corbo               295,551         7,123,707            26,680                         $52,785                  22,651
  G. MacKenzie               69,492         1,421,806            16,374                          14,097                   6,999
  D. W. DiDonna              39,747         1,059,250             4,800                             0                     4,869
  L. V. Rankin               68,944         1,921,814             5,536                             0                       0
  H. J. Tucci                63,930         1,116,274            13,174                           6,132                  10,660

(4) Mr. Rankin became a Hercules employee on October 15, 1998. Salary and bonus reflect period from October 15, 1998 to year-end.

                                                                  NEW DIRECTIONS


OPTION GRANTS IN LAST FISCAL YEAR


                           NO. OF SECURITIES      PERCENT OF TOTAL
                              UNDERLYING         OPTIONS GRANTED TO      EXERCISE OR BASE       EXPIRATION       GRANT DATE
         NAME               OPTIONS GRANTED           EMPLOYEES            PRICE ($/SH)            DATE            VALUE(1)
---------------------------------------------------------------------------------------------------------------------------
  R.K. Elliott                        0                   0                   0                      0                0
  V. J. Corbo                   112,500(3)              4.1%                 28.6250             9/30/09          $716,783
  G. MacKenzie                        0                   0                   0                      0                0
  D.W. DiDonna                    4,000(2)              1.2%                 37.5625              5/4/09            32,330
                                 29,375(3)                                   37.5625              5/4/09           235,326
  L. V. Rankin                   30,000(2)              2.2%                 37.5625              5/4/09           242,478
                                 29,375(3)                                   37.5625              5/4/09           235,326
  H. J. Tucci                     6,000(2)              1.2%                 37.5625              5/4/09            48,495
                                 27,000(3)                                   37.5625              5/4/09           216,300


(1) The Black-Scholes option-pricing model was used to determine the fair value of employee stock options as of the date of grant. No adjustments for risk of forfeiture have been made. Significant assumptions are as follows:

                                                                  Regular          Performance
                                                                 Options(2)          Options(3)
                                                                 ---------        -------------
                                 Dividend yield                     4.5%               4.5%
                                 Risk free interest rate            5.6%               5.7%
                                 Expected life                     8 yrs.              5 yrs.
                                 Expected volatility                25.4%              28.8%


(2) Vesting schedule is as follows: 40% on May 4, 2000; 40% on May 4, 2001; and 20% on May 6, 2002.

(3) Performance accelerated stock options (target and outstanding) become exercisable upon the achievment of predetermined performance goals. If goals are not achieved, the options become exercisable at 9 1/2 years.

OPTIONS EXERCISES AND VALUE TABLE

This table shows the number and value of stock options (exercised and unexercised) for the executive officers during 1999. Value is calculated using the difference between the option exercise price and $27.875 (year-end stock price) multiplied by the number of shares underlying the option.

                                                              NO. OF SECURITIES                   VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED                 IN-THE-MONEY OPTIONS
                                                             OPTIONS AT YEAR-END                       AT YEAR-END
                         NO. OF SHARES                    --------------------------------------------------------------------
                           ACQUIRED          VALUE
NAME                      ON EXERCISE       REALIZED ($)  EXERCISABLE    UNEXERCISABLE    EXERCISABLE ($)    UNEXERCISABLE ($)
-----------------------------------------------------------------------------------------------------------------------------
  R. K. Elliott                 0                          458,000         1,416,800         1,392,375            416,250
  V. J. Corbo                   0                           75,200           619,500           346,251                  0
  G. MacKenzie                  0                          106,820           367,500           155,707            268,250
  D. W. DiDonna                 0                           91,200           246,075            70,300            221,075
  L. V. Rankin                  0                                0            59,375                 0                  0
  H. J. Tucci               8,400            195,125       158,300           244,000           593,700            218,300

[HERCULES LOGO]


PENSION PLAN TABLE

The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under Hercules' qualified pension plan (the "Pension Plan"), as well as nonqualified supplemental benefits, based on the stated renumeration and years of service with Hercules and its subsidiaries.

                                                                    YEARS OF SERVICE
   RENUMERATION              15 YEARS             20 YEARS              25 YEARS              30 YEARS               35 YEARS
----------------------------------------------------------------------------------------------------------------------------
      $250,000              $  57,822            $  77,096             $  96,370           $  115,644             $  134,918
       300,000                 69,822               93,096               116,370              139,644                162,918
       350,000                 81,822              109,096               136,370              163,644                190,918
       400,000                 93,822              125,096               156,370              187,644                218,918
       450,000                105,822              141,096               176,370              211,644                246,918
       500,000                117,822              157,096               196,370              235,644                274,918
       600,000                141,822              189,096               236,370              283,644                330,918
       700,000                165,822              221,096               276,370              331,644                386,918
       750,000                177,822              237,096               296,370              355,644                414,918
       800,000                189,822              253,096               316,370              379,644                442,918
       900,000                213,822              285,096               356,370              427,644                498,918
     1,000,000                237,822              317,096               396,370              475,644                554,918
     1,500,000                357,822              477,096               596,370              715,644                834,918
     2,000,000                477,822              637,096               796,370              955,644              1,114,918
----------------------------------------------------------------------------------------------------------------------------


Annual contributions by Hercules to its qualified Pension Plan, if any are required, are determined actuarially by an independent actuary, and no amount is attributed to an individual employee. Due to the funded status of the Pension Plan, there was no Hercules contribution to the Pension Plan in 1999.

Except in special cases, the aggregate retirement benefit, under both the qualified and nonqualified plans, is a monthly amount determined by taking the sum of (i) 1.2% of the employee's average monthly earnings (based on the highest five consecutive calendar years during the last 10 calendar years of employment) up to one-half the Social Security Tax Base ($72,600 in 1999) and (ii) 1.6% of the employee's average monthly earnings (as determined above) in excess of one-half of the Social Security Tax Base, multiplied by the employee's total years and months of credited service. For this purpose, "average monthly earnings" consist of salary plus annual incentive or bonus compensation.

For Messrs. Elliott, Corbo, MacKenzie, DiDonna and Tucci, compensation used for calculating retirement income benefits consists of the highest 5 consecutive years of average monthly earnings. These amounts for 1999 are shown under the "Salary" and "Bonus" columns of the Summary Compensation Table. The estimated credited years of service for Messrs. Elliott, Corbo, MacKenzie, DiDonna and Tucci are 18, 30, 20, 19 and 18, respectively.

In June 1999, Hercules granted to Mr. Tucci an enhancement of pension benefits which provides for $50,000 per year for a period of ten years from his retirement. Dr. Corbo is also entitled to enhanced pension benefits under certain circumstances as described in Annex A.

The amounts reflected in this chart may be reduced due to voluntary elections made under the Long-Term Incentive Compensation Plan to exchange nonqualified pension rights for discounted restricted stock.

                                                                  NEW DIRECTIONS

                                                                         ANNEX A


                     EMPLOYMENT CONTRACTS AND TERMINATION OF
                  EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

R. KEITH ELLIOTT

In connection with the implementation of its management succession plan, Hercules entered into a Transition Agreement with Mr. Elliott. Effective July 1, 1999, Mr. Elliott stepped down as CEO of Hercules, but continued to serve as chairman of the board. Pursuant to the agreement, Mr. Elliott will step down as Chairman on March 31, 2000.

During the transition period, Mr. Elliott continued to receive the following compensation:

-    A base salary of $825,000;

- An annual bonus, to be determined and paid in accordance with the Management Incentive Compensation Plan's and Hercules' past practice, with a target of 90% of base salary; and

- An integration incentive bonus in the full amount allotted to the CEO paid at the time payments are made to other participants.

During the transition period, Mr. Elliott will continue to participate in various employee and executive benefit programs. He will have the opportunity to fulfill his commitment under the Matching Grant Program whereby if he purchases 40,000 shares of Hercules stock, then as soon as practical after the transition period, the Company will make a matching grant of 80,000 shares.

At the end of the transition period, all of Mr. Elliott's unvested restricted stock, regular stock options and performance accelerated stock options become fully vested or exercisable.

When Mr. Elliott retires at the end of the transition period, he will receive aggregate annual retirement benefits (expressed as annuity for his life) from Hercules and his immediately preceding employer with a value equal to 60% of his base salary and target bonus. In furtherance of this principle, he will receive annual payments of $462,500 for life and an additional $500,000 for each of the first ten years. He will receive other benefits relating to medical coverage, financial planning services, car ownership, residence relocation expenses, club dues, office space and secretarial services.

If Mr. Elliott's employment with Hercules terminates prior to the end of the transition period for any reason (other than voluntary resignation or termination for cause), he will receive the above mentioned base salary, bonus, integration incentive, pension benefits and equity based awards.

In the event of a change of control of Hercules, cash termination payments received under the Transition Agreement up to $2.5 million will be credited against any payments due to Mr. Elliott under the applicable change of control agreement.

VINCENT J. CORBO

In anticipation of the acquisition of BetzDearborn, Dr. Corbo was confirmed as president and chief operating officer of Hercules in August, 1998. The terms and conditions of his employment agreement include cash compensation consisting of:

- A base salary of $550,000 or no less than 75% of the highest annualized rate in effect for the CEO;*

- A bonus target of 75% of base salary in 1998 and 85% of base salary in 1999 and future years;* and

-    A cash award of $1,000,000 if he is still employed on January 1, 2001.

Additionally, in August, 1998, Dr. Corbo received a grant of restricted stock units (60,606), valued at $2,000,000, which will vest (together with dividend equivalents and interest) if he is still employed on January 1, 2001 (or upon an earlier change in control of Hercules).

If still employed on January 1, 2001, Dr. Corbo will earn the right to an enhancement of pension benefits when he retires and his performance options granted under the Long Term Incentive Compensation Plan in 1996 and 1997 will be deemed vested. The pension enhancement includes three additional years of service and as many additional years of age as necessary to attain age 60 for purposes of calculating pension benefits.

CHANGE IN CONTROL AGREEMENTS

Since 1986, Hercules has entered into Change in Control Agreements with senior executives, which provide for the continuation of salary and certain benefits for a maximum period of three years after a change in control. The provisions of these amendments have been reviewed and amended by Hercules' Compensation Committee to reflect contemporary practices and to maintain the competitiveness of the benefit.

As of January 1, 1999, Hercules entered into agreements with Messrs. Elliott, Corbo, MacKenzie, DiDonna, Rankin



* Effective July 1, 1999, Dr. Corbo was promoted to CEO. As CEO his base salary became $825,000 and his bonus target became 90% of base salary.

[HERCULES LOGO]


and Tucci that become operative only upon a change in control or other specified event. For purposes of these agreements, a change in control occurs if:

- Any person, entity, or group (with certain exceptions) becomes the beneficial owner of 20% or more of the outstanding shares of Hercules common stock; or

- There is a change in a majority of the Board during any two-year period, other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period; or

- Hercules' shareholders approve a merger, consolidation, or share exchange resulting in our shareholders owning less than 40% of the combined voting power of the surviving corporation following the transaction.

Following a change in control, Hercules will continue to employ the executive for a maximum period of three years (or earlier if the executive reaches age 65 prior to the end of the three-year period) in substantially the same position, and substantially the same compensation and benefits. If the executive's employment is terminated by Hercules (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement), he or she receives an amount (payable in monthly installments) equal to current salary and bonus, multiplied by the number of years (including partial years) remaining in the executive's term of employment (but in no event less than one year). In addition, the executive receives compensation for the loss of benefits during the period.

Further, the executive:

-    Continues to participate in employee benefit plans;

-    Becomes fully vested in all outstanding stock options and restricted stock;

- Receives credit for three additional years of service for purposes of calculating pension benefits; and,

- To the extent needed for taking an unreduced early retirement, has up to five years added to his or her actual age (up to age 65).

If the benefits and amount payable to the executive is subject to the excise tax imposed by the Internal Revenue Code on excess parachute payments, the executive will also be entitled to receive an additional payment so that he or she will receive (on a net basis) the same amount that he or she would have received absent the applicability of the excise tax.

       [CHART SYMBOLIZING THE NEW MISSION, VISION AND VALUES OF HERCULES]






MISSION
-------

OUR MISSION
We make chemistry work for our customers and owners through high-performing employees who feel good about what they do.


VISION
------

OUR VISION
We will achieve consistent double-digit sales growth in specialty chemical markets.


VALUES
------

MARKET ORIENTATION            LEADERSHIP

DRIVE FOR ACHIEVEMENT         INTEGRITY

RESPECT                       SAFETY AND ENVIRONMENT

[HERCULES LOGO]                                        HERCULES INCORPORATED
                                                       HERCULES PLAZA
                                                       1313 NORTH MARKET STREET
                                                       WILMINGTON, DE 19894-0001
                                                       (302) 594-5000
                                                       WWW.HERC.COM

PROXY


                          PROXY/VOTING INSTRUCTION CARD

                              HERCULES INCORPORATED

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Vincent J. Corbo and Israel J. Floyd, and each of them, acting jointly or severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Hercules Incorporated that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, April 27, 2000, at 11:00 A.M. at Winterthur Museum, Garden & Library, Winterthur, Delaware, or at any adjournment thereof.

The undersigned also hereby revokes previous proxies and acknowledges receipt of Hercules' Notice of the Annual Meeting and Proxy Statement. This card further provides voting instructions for shares held for the undersigned in the Hercules' Dividend Reinvestment Plan and the employee savings plans sponsored by Hercules or any of its subsidiaries.

--------------------------------------------------------------------------------
Unless otherwise specified, this proxy will be voted FOR items 1 and 2 and will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.
--------------------------------------------------------------------------------

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                                  DIRECTIONS TO
                               WINTERTHUR MUSEUM,
                                GARDEN & LIBRARY


                                     [MAP]


                           Take U.S. Interstate 95 to
                          Wilmington Exit 7 (Route 52
                            North). Follow Route 52
                           (Pennsylvania Avenue) for
                          approximately 6 miles. Turn
                           right onto Pavilion Drive.
                            (Look for the Winterthur
                            Museum, Garden & Library
                            sign.) Follow to Visitor
                         Pavilion and Visitor Parking.
                           Enter Visitor Pavilion and
                          proceed to Copeland Lecture
                           Hall. Please note: Due to
                           scheduled construction on
                          Interstate 95 at the time of
                           the meeting, please allow
                               extra travel time.

                                                              Please mark    /X/
                                                             your votes as
                                                             indicated in
                                                             this example.


THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board recommends a vote FOR Items 1 and 2


                                                     FOR            WITHHOLD
1. Election of Directors for a three-year term       / /              / /

   NOMINEES ARE: 01. Richard M. Fairbanks, III
                 02. Alan R. Hirsig
                 03. Edith E. Holiday
                 04. H. Eugene McBrayer

   Withhold vote only from

  --------------------------------------


                                                    FOR      AGAINST     ABSTAIN


2. Ratification of PricewaterhouseCoopers LLP as    / /        / /         / /
   independent accountants

   I plan to attend the Annual Meeting.                        / /









Signature(s)_____________________________________________Date___________________
Note: Please sign as name appears above. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title.

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -


                                VOTE BY INTERNET

1. Read the accompanying Proxy Statement and proxy card.
2. Go to website http://www.eproxy.com/hpc/
3. Enter your Control Number located on your proxy card.
4. Follow the online instructions.


                                VOTE BY TELEPHONE

1. Read the accompanying Proxy Statement and proxy card.
2. Call the toll-free number 1-800-840-1208
3. Enter your Control Number located on your proxy card.
4. Follow the voice prompt instructions.


                             YOUR VOTE IS IMPORTANT!

    ------------------------------------------------------------------------
    DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.
    ------------------------------------------------------------------------

---------------------------------------
           ADMISSION TICKET

         Hercules Incorporated
    Annual Meeting of Shareholders
       Thursday, April 27, 2000
              11:00 a.m.
The Winterthur Museum, Garden & Library
         Winterthur, Delaware
---------------------------------------